Exhibit 10.35
THIRD AMENDMENT TO THE
ALLIANCE LAUNDRY HOLDINGS INC.
2015 STOCK PURCHASE PLAN
Resolutions of the Board of Directors
WHEREAS, the Corporation maintains the Alliance Laundry Holdings Inc. (the “Corporation”) 2015 Stock Purchase Plan (the “SPP”);
WHEREAS, the Board of Directors (the “Board”) of the Corporation or the Compensation Committee of the Board (the “Committee”), as applicable, is charged with the administration of the SPP, which includes the authority to amend the SPP at the Board’s or the Committee’s discretion;
WHEREAS, in connection with, and subject to the completion of, the initial public offering of the Corporation (the “Offering”), the Board desires to restrict the sale or distribution of shares of common stock of the Company, $0.01 par value, granted to or purchased by eligible participants under the SPP, for a period commencing seven days prior to and ending 180 days after the effective date of the registration statement relating to the Offering (the “Lockup”)
WHEREAS, subject to the completion of the Offering, the Board deems it advisable and in the best interests of the Corporation and its shareholders to implement the Lockup.
NOW, THEREFORE, BE IT:
Third Amendment to the SPP
RESOLVED, that the Lockup hereby is approved and affirmed.
General Authorization
RESOLVED, that each of the officers of the Corporation (the “Authorized Officers”) be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver any and all such agreements, certificates, instruments or other documents and to give such notices or instructions and to take such other actions and to do such other acts and things as any Authorized Officer may from time to time deem necessary or appropriate to effect the transactions contemplated by the foregoing resolution, or otherwise authorized by the foregoing resolution, the taking of any such action to be conclusive evidence that the same has been approved by the Corporation.